Exhibit 99.1

Nasdaq Appoints Toni Townes-Whitley to its Board of Directors

NEW YORK, September 30, 2021 – Nasdaq, Inc. (Nasdaq: NDAQ), today announced the appointment of Toni Townes-Whitley to its Board of Directors. Townes-Whitley is the former President of U.S. Regulated Industries at Microsoft where she led the company’s sales strategy, execution, and P&L across a $16 billion portfolio of U.S. Financial Services & Insurance, Healthcare & Life Sciences, Federal, State & Local Government and Education industries.

Townes-Whitley’s appointment is effective immediately and expands the Board to 11 directors. She will be a member of the Audit & Risk Committee.

“Toni’s extensive technology industry leadership – particularly in driving digital transformation for a diverse range of clients at Microsoft – will make an immediate contribution to the Board,” said Michael R. Splinter, Chairman, Nasdaq. “We look forward to welcoming Toni to the Board as we advance Nasdaq’s strategic direction to maximize opportunities as a technology and data analytics provider.”

“My passion for leveraging technology to create positive change seamlessly aligns with Nasdaq’s purpose-driven mission,” said Toni Townes-Whitley. “I am honored to join Nasdaq’s Board and work with the management team as they advance the Company’s unique and innovative position to build safe, strong markets that can advance inclusive growth and prosperity for all.”

Prior to joining Microsoft in 2015, Townes-Whitley served as President of CGI Federal, the IT and business consulting services firm, and held several management roles at Unisys Corporation. Townes-Whitley also serves on the boards of the PNC Financial Services Group, Johns Hopkins Medicine, the Thurgood Marshall College Fund, the Partnership for Public Service, the Princeton University Faith, Work & Ethics Initiative, and United Way Worldwide. She received a bachelor’s degree in Public Policy and Economics from Princeton University.

For additional biographical information on Nasdaq’s Board of Directors, please visit:

www.nasdaq.com/about/board-of-directors.

About Nasdaq:

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

Nasdaq Media Contacts:

Marleen Geerlof

(347) 380-3520

marleen.geerlof@nasdaq.com

Will Briganti

(646) 964-8169

william.briganti@nasdaq.com

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